UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2007

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

70 Pine Street
New York, New York 10270

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 770-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐ Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01. Other Events.

Disclosure at AIG Investor Meeting

On December 5, 2007, American International Group, Inc. (AIG) held an investor meeting to discuss its exposures to the U.S. residential mortgage market in greater detail. AIG provided this additional information about its results prior to its fourth quarter earnings announcement date in light of the extreme market conditions in the last two months. AIG expects that market conditions will continue to evolve, and that the fair value of AIG’s positions, and its expectations with respect to its consumer finance and mortgage guaranty operations, will frequently change. Given these anticipated fluctuations, AIG does not intend to update any financial information until it announces its fourth quarter 2007 earnings. Investors also should not expect AIG to provide information about the results of future quarters in advance of scheduled quarterly earnings announcement dates.

The effect on AIG’s financial results for the fourth quarter from changes in the fair value of its super senior credit default swap portfolio and its investment portfolio, as well as the results from its consumer finance and mortgage guaranty operations, will depend on future market developments that are difficult to predict in this volatile market environment and could differ significantly from the amounts previously disclosed. There are a number of factors that could cause results to change over time, including further deterioration in the sub-prime mortgage market, further declines in home values and interest rate increases.

During its presentation, AIG provided updated information with respect to valuations of the super senior credit derivative portfolio of AIG Financial Products Corp. and AIG Trading Group Inc., including their respective subsidiaries (collectively, AIGFP) and AIG’s Residential Mortgage-Backed Securities (RMBS) investment portfolio.

AIG noted that the ongoing disruption in the structured finance markets and the recent downgrades by rating agencies continue to adversely affect AIG’s estimates of the fair value of the super senior credit derivatives written by AIGFP. Although it remains difficult to estimate the fair value of these derivatives due to continuing limitations on the availability of market observable data, AIG’s best estimate of the further decline in the fair value of AIGFP’s super senior credit derivatives since October 31, 2007 is approximately $500 million to $600 million as of November 30, 2007, or an aggregate of approximately $1.05 billion to $1.15 billion since September 30, 2007. The fair value of these derivatives is expected to fluctuate, perhaps materially, in response to changing market conditions, and AIG’s estimates of the value of AIGFP’s super senior credit derivative portfolio at future dates could therefore be materially different from current estimates. AIG continues to believe that it is highly unlikely that AIGFP will be required to make payments with respect to these derivatives.

During its presentation, AIG stated that a definitive estimate of the mark to market valuation of AIG’s RMBS portfolio as of November 30, 2007 was not yet available, but AIG’s preliminary estimate of the additional gross unrealized losses was approximately 2 percent for the month. AIG has obtained November 30 portfolio pricing information for over 90 percent of the RMBS portfolio and estimates that additional gross realized losses for that portion of the RMBS portfolio will be approximately 2.1 percent. If the balance of the RMBS portfolio were to sustain losses at the same rate as the portion of the portfolio for which AIG has obtained pricing information, AIG estimates that the additional unrealized losses for November would be approximately $1.9 billion and the aggregate change in unrealized losses for the RMBS portfolio for the first two months of the fourth quarter would be approximately $2.6 billion. There can be no assurance that the pricing information for the balance of the RMBS portfolio will be similar to that already received or will not be adversely affected by subsequent developments. Therefore, the aggregate unrealized losses for the RMBS portfolio through November 30, 2007 could be materially different from AIG’s current estimates.

Investments in RMBS held by AIG’s insurance operations constituted approximately 10 percent of AIG’s invested assets at both September 30, 2007 and November 30, 2007. During its presentation, AIG pointed out that AIG holds many other fixed maturity and equity securities whose valuation should be considered in assessing the effect of the valuation decrease in the RMBS portfolio on AIG’s financial condition. The overall effect of changes in valuation of AIG’s total fixed maturity and equity securities cannot currently be estimated, because the foregoing estimates with respect to the RMBS portfolio remain very preliminary and relate to only a small portion of the overall portfolio, do not include the positive or negative effect of changes in the valuation of non-U.S. assets (including the foreign exchange effect thereon), and do not include any changes for the month of December, which could be positive or negative depending on market changes during the month.

Derivative Actions

Derivative Actions — Southern District of New York. On November 20, 2007, two purported shareholder derivative actions were filed in the Southern District of New York naming as defendants the current directors of AIG and certain senior officers of AIG and its subsidiaries. Plaintiffs assert claims for breach of fiduciary duty, waste of corporate assets and unjust enrichment, as well as violations of Section 10(b) of the Securities Exchange Act and Rule 10b-5 promulgated thereunder, and Section 20(a) of the Securities Exchange Act, among other things, in connection with AIG’s public disclosures regarding its exposure to what the lawsuits describe as the sub-prime market crisis.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)

Date: December 7, 2007	By: /s/ Kathleen E. Shannon Name: Kathleen E. Shannon Title: Senior Vice President and Secretary